BIOTEN GENERAL PARTNERSHIP
                              FOURTH QUARTER 1995

(i) BIOTEN is currently involved in the research, development, and marketing of a biomass-fired combustion turbine power generating facility. Current operations consist of the development of a commercial prototype plant
     (CPP). Due to additional time needed to finish construction of the CPP, the start-up date has been revised. It is now anticipated that the CPP will begin start-up operations and testing in March 1996. There are no current sales. Revenues are anticipated to come from the sale of commercial plants modeled after a successfully completed CPP. In addition a small amount of revenues may come from the sale of electricity generated by the CPP.

     The BIOTEN General Partnership was formed on June 26, 1995. The balance sheet and statement of cash flows include information from inception of the partnership through December 31, 1995. The income statement year to date also includes activity from inception. The income statement quarter ended includes activity from October 1, 1995 through December 31, 1995. Certain prior amounts have been reclassified to conform with current quarter presentation.

(ii) EUA Energy advanced $1,008,000 in capital contributions and loans to
     BIOTEN in the fourth quarter of 1995.   On a cumulative basis EUA Energy
     has invested $3,200,451 in BIOTEN, which includes amounts funded under the Research and Development Agreement prior to the formation of the Partnership.

(iii) Services were provided by 3 EUA Service Corporation staff personnel in the following areas:
                    a.  Marketing and planning
                    b.  Budgeting and funding requirements
                    c.  Construction management & scheduling

(iv)  BIOTEN's Financial Statements through December 31, 1995.

                          BIOTEN GENERAL PARTNERSHIP
                            CONDENSED BALANCE SHEET
                              December 31, 1995
                                   (Unaudited)
                             (In Thousands of Dollars)

                                 ASSETS
Fixed Assets:
    Equipment, net                                  $2,426
    Land                                                10
          Total fixed Assets                         2,436
Current Assets:
    Cash and temporary Cash Investments                146
    Prepaid expenses                                    26
          Total Current Assets                         172

Other Assets:
    Intangible assets                                  752
TOTAL ASSETS                                        $3,360

         LIABILITIES AND PARTNERSHIP CAPITAL

Current Liabilities:
    Due to partners                                 $   43
    Accrued expenses                                     5
         Total Current Liabilities                      48

Other Liabilities:
    Due to partners                                  1,252
         Total Liabilities                           1,300

Partners' Capital:
    Partners' Capital - EUA Bioten                   1,985
    Partners' Capital - Bioten LLC                      75
         Total Partners' Capital                     2,060

Total Liabilities and Partnership Capital            3,360


                        CONDENSED INCOME STATEMENT
           For the Quarter ended and year to date December 31, 1995
                                  (Unaudited)
                          (In Thousands of Dollars)

                                     QUARTER ENDED              YTD


Operating Income                              $0                 $0

Operating Expenses:
    General and Administrative Expenses       19                169
          Total Operating Expenses            19                169
Operating Income (Loss)                      (19)              (169)
Interest, Net                                 19                 31
Net Income (Loss)                           ($38)             ($200)


                          STATEMENT OF CASH FLOWS
                   For the Period Ended December 31, 1995
                                (Unaudited)
                         (In Thousands of Dollars)

Operating Activities:
    Net Income (Loss)                                $(200)
    Net change in current assets and liabilities       (22)
       Net Cash (used in) Operating Activities        (222)
Investing Activities:
    Capital Expenditures                            (2,360)
       Net cash (used in) Investing Activities      (2,360)
Financing Activities:
    Capital Contributions                            2,862
    Note Payments                                      (19)
    Syndication costs                                 (115)
       Net cash provided from Financing Activities   2,728
Cash at December 31, 1995                              146
Interest paid, net of capitalized amounts               39

Supplemental schedule of non-cash investing and financing activities:
    Contribution of equipment, land, and buildings
    in exchange for increased partnership equity      $413

    Assumptions of note payable to certain partners.
    Proceeds were used originally in the development
    of the plant design and has been recorded as an
    intangible asset.                                 $414